DATED June 2, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 2.100% NOTES DUE 2019

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 2.100% Notes Due 2019
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	June 2, 2014
Settlement Date (Original Issue Date):
June 9, 2014, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	June 9, 2019
Principal Amount:	$750,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.350% (35 basis points)
All-in-price:	99.650%
Pricing Benchmark:	UST 1.500% Notes due May 31, 2019
UST Spot (Yield):	1.600%
Spread to Benchmark:	+ 50 basis points (0.5%)
Yield to Maturity:	2.100%
Net Proceeds to Issuer:	$747,375,000
Coupon:	2.100%
Interest Payment Dates:	Interest will be paid semi-annually on the 9th of June and December of each year, commencing December 9, 2014 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Goldman, Sachs & Co. (32.00%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (32.00%)
Co-Managers:	RBS Securities Inc. (6.00%)
SG Americas Securities, LLC (6.00%)
BBVA Securities Inc. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBC Capital Markets, LLC (3.00%)
TD Securities (USA) LLC (3.00%)
The Williams Capital Group, L.P. (3.00%)
Billing and Delivery Agent:	Goldman, Sachs & Co.
CUSIP:	14912L6B2
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or Goldman, Sachs & Co. toll free at (866) 471-2526.